Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 1, 2022 (the "Effective Date"), between Vocodia Holdings Corp., a Wyoming corporation, whose principal place of business is 6401 Congress Avenue, Suite 160, Boca Raton, FL 33487 (the "Company") and Mark Terrill, an individual whose mailing address is 2339 Treasure Island Dr. Palm Beach Gardens, Florida 33410 (the "Executive").

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company and to enter into a formal employment agreement for the benefit and protection of all of the parties.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.             Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.             Employment. The Company hereby employs the Executive as the Company's Chief Operations Officer, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.             Duties and Responsibilities. During the term of this Agreement, the Executive shall serve as Chief Operations Officer for the Company, and shall have all power and authority inherent in the office of Chief Operations Officer and shall be responsible for those areas in the conduct of the business reasonably assigned to him by the Board of Directors.

4.       Term. Subject to termination rights set forth in Section 6 below, the Term of employment hereunder will commence on the Effective Date and terminate three (3) years thereafter (the “Initial Term”). Following the expiration of the Initial Term and subject to termination rights set forth in Section 6 below, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term”), unless either party hereto notifies the other party in writing of its desire not to renew this Agreement at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as applicable. For purposes of this Agreement, the Term (the "Term") shall include the Initial Term and all Renewal Terms.

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5.             Compensation and Benefits.

(a)           Salary. The Executive shall be paid an initial base salary (the “Base Salary”), payable twice monthly, at an annualized rate of One Hundred Seventy Five Thousand Dollars ($175,000) for the period commencing on the Effective Date and ending at the end of the Term; provided, however that the parties shall meet within thirty (30) days following the end of each fiscal year of the Company to determine whether any adjustments to the Base Salary are necessary; provided, further that the Base Salary shall not be decreased during the Term unless otherwise agreed to by the Executive.

(b)           Bonus. The Executive shall receive an annual bonus in the amount of One Percent (1%) of the net profits after tax of the Company, which bonus shall be paid no later than seventy-four (74) days following the conclusion of the applicable Company fiscal year.

(c)            Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other salaried employees, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, disability and salary continuation, vacation and holidays, cellular telephone and all related costs and expenses, long-term disability, and other fringe benefits.

(d)           Vacation. The Executive shall be entitled to four (4) weeks of paid vacation during the first year of this Agreement, four (4) weeks during the second year of this Agreement, four (4) weeks during the third year of this Agreement, and four (4) weeks during each Renewal Term. The Executive will not be paid for unused vacation time.

(e)           Business Expense Reimbursement. During the term of employment, the Executive shall be entitled to receive reimbursement for all out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided the Executive properly accounts therefor (i.e., receipts).

6.	Consequences of Termination of Employment.

(a)           Death. This Agreement and the Executive’s employment hereunder shall be terminated by the death of the Executive. In the event of the death of the Executive during the Term, the Base Salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive.

(b)	Disability.

(i)            In the event of the Executive's Disability (as defined below), the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive. Any amounts provided for in this Section 6(b) shall not be offset by other long-term disability benefits provided to the Executive by the Company.

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(ii)           "Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive due to an illness or physical or mental infirmity (as determined by a licensed physician appointed by the Company and reasonably acceptable to the Executive) to perform the Executive's duties under this Agreement for any two (2) months in any consecutive twelve (12) month period, or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

(iii)          Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to Disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant to the Company, any salary, annual incentive payments or other benefits earned by the Executive from such reemployment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.

(c)	Termination by the Company for Cause.

(i)            Nothing herein shall prevent the Company from terminating Executive’s employment for Cause (as defined below). The Executive shall continue to receive the Base Salary then in effect only for the period through the date of such termination and any vested Options shall remain exercisable pursuant to the terms thereof. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(ii)           "Cause," for the purposes of this Agreement, shall mean and include only those actions or events specified below in subsections (A) through (D) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) committing or participating in a injurious act of, gross neglect or embezzlement against the Company, monetarily or otherwise; (B) convicted of engaging in a criminal enterprise involving moral turpitude; (C) the Executive being convicted of an act or acts constituting a felony under the laws of the United States or any state thereof (excluding traffic violations) that impairs the Executive’s ability to perform his duties hereunder or is materially injurious to the Company’s reputation or goodwill; (D) a material breach of this Agreement that is not cured (if capable of being cured) within fifteen (15) days from receipt of written notice of such breach from the Company. Any termination of this Agreement that is not with Cause shall be deemed a termination “Other than for Cause.”

(iii)          Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a fifteen (15) day period to cure such conduct, if possible. The Executive shall be entitled to receive his entire compensation during such notice period.

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(d)           Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above, the Company may terminate this Agreement upon giving one (1) months' prior written notice. During such one (1) month period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement. Upon termination of this Agreement pursuant to Section 6(d), Section 6(f), or Section 6(g) at any time prior to the end of the Term, the Executive will receive, no later than thirty (30) days following such termination, a lump sum equal to twelve (12) months of the Executive’s then current Base Salary.

(e)           Voluntary Termination. In the event the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 6(f) and/or Section 6(g)) prior to the expiration of the Term, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6(c).

(f)            Termination for Good Reason. Executive may terminate the employment relationship at any time for Good Reason (as defined herein) or without Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any one or more of the following: (i) a material breach by the Company of this Agreement that is not cured (if capable of being cured) within fifteen (15) days from receipt of written notice of such breach from Executive; (ii) assignment of duties inconsistent with Executive’s title, authorities, duties, or responsibilities; or (iii) the relocation of the Company’s headquarters to a location twenty-five (25) miles or more from its current location.

(g)	Termination Following a Change of Control.

(i)            In the event that a Change in Control (as defined below) or an Attempted Change in Control (as defined below) of the Company shall occur at any time during the Term, the Executive shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days written notice given at any time within one year after the occurrence of such event, and such termination of the Executive's employment with the Company pursuant to this Section 6(g)(i), and, in any such event, such termination shall be deemed to be a termination by the Company Other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6(h) of this Agreement.

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(ii)           For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred at such time as:

(A)          any "person", other than the Executive, (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (1) the combined voting power of the Company's outstanding securities then having the right to vote at elections of directors or (2) the combined economic rights of the Company’s then-outstanding securities, including but not limited the right to receive distributions to equity; or,

(B)           the individuals who at the commencement date of the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Agreement; or

(C)           the business of the Company for which the Executive's services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

Anything herein to the contrary notwithstanding, this Section 6(g)(ii) will not apply where the Executive gives the Executive's explicit written waiver stating that for the purposes of this Section 6(g)(ii) a Change in Control shall not be deemed to have occurred. The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

(h)           Benefits Upon Termination of Executive Employment. In the event of any termination of Executive's employment Other than for Cause, or any termination of Executive's employment pursuant to Sections 6(d), 6(f) or 6(g), on the effective date of any such termination, the Executive shall be entitled to receive all life, disability and health insurance benefits to which he was entitled which shall continue for a period of twelve (12) months following the effective date of such termination, in addition to any other rights granted to Executive hereunder, including but not limited to the right to receive severance payments pursuant to Section 6(d).

7.	Covenant Not to Compete and Non-Disclosure of Information.

(a)           Covenant Not to Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, in the event the Executive's employment is terminated pursuant for any reason, then the Executive agrees to the following; provided, however, that Executive receives the full amount of any severance to which Executive is entitled pursuant to and in accordance with Section 6(d):

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(i)            That during the Restricted Period (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than 5% of the outstanding capital stock or equity of a publicly traded corporation or private company, as applicable), consultant, advisor or agent.

(ii)            That during the Restricted Period, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

(b)           Non-Disclosure of Information. Executive agrees that during the Term and any time thereafter, Executive will not except, during the Term, in the course of performing his duties for the Company (i) retain or use for the benefit, purposes or account of Executive or any other person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations). Executive further agrees, all Documents in his possession at the time of his termination shall be returned to the Company at the Company's principal place of business.

(c)           Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i)            "Company's Clients" shall be deemed to be any partnerships, corporations, professional associations or other business organizations to whom the Company has sold products during the Executive’s employment with the Company.

(ii)           "Competitive Business Activities" as used herein shall be deemed to mean the provision of artificial intelligence-based sales software solutions, or any other services or solutions provided by the Company at the time of termination that are material to the Company’s business and account for no less than five percent (5%) of the Company’s revenue for the trailing twelve (12) month period as of the date of termination of Executive’s employment.

(iii)          "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work- papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

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(iv)          "Proprietary Information" shall mean any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, processes, and other intellectual property, information concerning finances, investments, services, donors, investors, partners, personnel, compensation, recruiting, training, advertising, marketing, promotions, government and regulatory activities and approvals, concerning the past, current or future business, activities of the Company and/or any third party that has disclosed or provided any of the same to the Company on a confidential basis. Proprietary Information shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; (iii) independently developed by Executive without use of or reference to the Proprietary Information; or (iv) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information that is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(v)          "Restrictive Period" shall mean the two (2) year period following termination of the Executive's employment with the Company.

(d)           Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in this Section 7 and elsewhere throughout this Agreement are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

(e)           Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7, 8, and 9 shall survive the termination of this Agreement and the Executive's employment with the Company.

(f)	Remedies.

(i)            The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

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(ii)           The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.             Conflicts of Interest. Executive represents and warrants that it is able to perform the duties contemplated under this Agreement without being in breach of confidentiality agreements or disclosing proprietary information of any third party, and that no proprietary information of any third party shall be disclosed to the Company. Contractor further represents and warrants that it is not prohibited from entering into this Agreement or performing services under it by any non-competition, non-solicitation, anti-piracy agreement, relationship agreement, or any other restrictions.

9.             Confidentiality. Except as otherwise required by law, Executive will not disclose to anyone other than Executive’s immediate family and legal and/or financial advisors, the contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Section 7 of this Agreement provided they agree to maintain the confidentiality of such terms. Unless otherwise required by law, the Company agrees not to disclose the contents of this Agreement to anyone other than its Board, its advisors or the Company employees with a need to know.

10.           Intellectual Property. Executive is to promptly identify and disclose to the Company intellectual property, discoveries, inventions, technological innovations, improvements and copyrightable works conceived or made by him, solely or jointly, during his employment with the Company, relating in any manner to the business, business plans, or development plans of the Company, or conceived or made during working hours (the “Inventions”). All such Inventions, whether patentable or not patentable, are the exclusive property of the Company with respect to any and all countries. The term “Inventions” does not apply to an invention for which no equipment, supplies, facility or Proprietary or Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, and (i) which does not relate directly to the business of the Company, or (ii) which does not result from any work performed by the Executive for the Company.

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11.	Indemnification; Insurance.

(a)           To the fullest extent permitted by applicable law, the Company shall indemnify the Executive for any loss, damage or claim incurred by the Executive by reason of any act or omission performed or omitted by the Executive while acting in good faith in the Executive’s official capacity on behalf of the Company. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by the Executive in defending any claim, demand, action, suit or proceeding shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Executive to repay such amount if it shall be determined that the Executive is entitled to be indemnified as authorized in this Section 11.

(b)           During the Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, (i) an errors & omissions insurance policy and (ii) a directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

12.           Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

13.           Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent; by overnight delivery; or by courier;, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

14.           Waiver. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances. A waiver shall only be effective if in writing and signed by the party waiving compliance with this Agreement.

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15.           Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Executive’s employment with the Company. This Agreement may be amended, modified, superseded or canceled, only by a written instrument executed by the parties.

16.           Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A copy of this Agreement that is signed and delivered by telecopy, facsimile or electronic (whether by PDF, any electronic signature complying with the US federal ESIGN Act of 2000 (e.g., www.docusign.com) or otherwise) transmission so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.           Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

18.           Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the State of Florida without regard to principles of conflicts of laws. The sole, exclusive, and mandatory venue for any dispute arising from or concerning this Agreement shall be the state and federal courts located in Palm Beach County, Florida. The Parties waive, to the fullest extent allowed, any objection which the Parties may have to the venue of any such proceeding being brought in the state and federal courts located in Palm Beach County, Florida, and any claim that any such action or proceeding brought in Palm Beach County, Florida has been brought in an inconvenient forum. In addition, the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts located in Palm Beach County, Florida in any such suit, action, or proceeding. The Parties acknowledge and agree that a judgment in any suit, action, or proceeding brought in the courts located Palm Beach County, Florida shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction each Party is or may be subject to, by suit upon such judgment.

19.           Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

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20.           Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21.           Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

22.           Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

23.           Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party may be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs, and the non- prevailing party may be required to pay for all such awarded fees, expenses and costs.

24.           Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

THE EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THE EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

THE COMPANY

VOCODIA HOLDINGS CORP.

By:	/s/ Brian Podolak 2/3/2022
Name:	Brian Podolak
Title:	Chief Executive Officer

THE EXECUTIVE

/s/ Mark Terrill 2/1/2022
Mark Terrill

[Signature Page to Executive Employment Agreement]